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PENN NATIONAL GAMING, INC.
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[Letterhead of Penn National Gaming, Inc.]

May 18, 2007

Dear Penn National Gaming Shareholder,

Penn National Gaming’s Annual Meeting of Shareholders will be held on June 6, 2007.  Among the items to be voted on at the Meeting is the approval of the 2007 Employees Long Term Incentive Compensation Plan (the “Employee LTIP”) and the 2007 Long Term Incentive Compensation Plan for Non-Employee Directors (the “Director LTIP” and, collectively, the “LTIPs”).

As you know, I and my fellow members of the Compensation Committee have always been committed to developing equity incentive compensation programs that build shareholder value without excessive dilution to our shareholders.  We believe we have been very successful in that regard.  Penn National Gaming is one of the top performing companies in increasing shareholder value, with a 28% compound annual growth rate over the past ten years and a compound annual growth rate of 53% and 41% in the last three and five year periods.

We are not content to rest on our laurels, however.  As part of our Committee’s review of the Company’s compensation programs, we have elected to include several innovative features, two of which I would like to highlight below that were particularly designed to respond to shareholder concerns about dilution, while still incentivizing the plan participants.

•                  The LTIPs, If Approved, Are Structured To Significantly Minimize Dilution To Shareholders.

The LTIPs provide that the Company must repurchase within 120 days from grant the number of shares underlying any stock based awards made under the Plan.  Even if the Company cannot make such purchases within 120 days of grant due to legal restrictions or market conditions, it remains obligated to do so within 120 days after the restrictions lapse or market conditions permit.  As previously announced, the Board of Directors has authorized the repurchase of up to $200 million of the Company’s common stock, assuming shareholder approval of the LTIPs, which is the maximum amount currently permitted under the Company’s senior credit facility.  In addition, if the shareholders approve the LTIPs, the Board has also determined that the Company will repurchase the appropriate number of shares of stock in connection with any future grants of options and other equity awards settled in stock under previously approved long-term incentive plans.

Accordingly, the LTIPs are structured to significantly minimize dilution to existing shareholders.  We believe that these repurchase provisions directly address shareholder concerns about dilution.

•                  LTIP Awards Are Generally Subject To Significant Mandatory Vesting Requirements

The Employee LTIP provides that all awards (other than options and SARs payable only in cash) must have either a minimum three year vesting period or a minimum one year performance based vesting period.  To ensure that we have sufficient flexibility to provide effective incentives on an individual basis, the plan permits up to 300,000 shares, or 5% of awards authorized under the LTIP, to have lower vesting requirements.  The Director LTIP provides that all awards must have a mandatory three year vesting period.

We believe significant, mandatory vesting provisions for these types of awards is important to ensure that such awards serve to incentivize building long-term shareholder value. Of course, the inclusion of these mandatory provisions is not intended to modify our long-standing practice of utilizing a four year vesting schedule for most grants.

We believe that the LTIPs, as well as our other compensation programs, will play a critical role in attracting and retaining top executives and, in turn, continuing Penn National Gaming’s outstanding record of creating shareholder value.  As a result, we urge you to vote for the compensation plans on the agenda at the 2007 Annual Meeting.

Thank you for your support.

Sincerely,

/s/ Harold Cramer

Harold Cramer
Chairman, Compensation Committee